Exhibit 3.31
CERTIFICATE OF FORMATION
OF
ELR, LLC
Dated: September 9, 2013
This Certificate of Formation is being duly executed and filed by the undersigned, an authorized person within the meaning of the Delaware Limited Liability Company Act, as amended (the “DLLCA”), to form a limited liability company under the DLLCA.

FIRST:	The name of the limited liability company formed hereby is:
ELR, LLC

SECOND:	The address of the registered office of ELR, LLC (the “Company”) in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801.

THIRD:
The name and address of its registered agent for service of process is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801.

FOURTH:	This Certificate of Formation shall be effective upon filing with the Secretary of State of the State of Delaware.

FIFTH:
(a) The Company will, to the fullest extent permitted by the DLLCA or any successor statute thereto, as the same exists or may hereafter be amended, indemnify any and all persons who are or were serving as manager or officer of the Company, or who are or were serving at the request of the Company as the manager, officer, partner, venture, proprietor, trustee or employee of another corporation, partnership, limited liability company, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, from and against any and all of the expenses, liabilities or other matters referred to in or covered by the DLLCA. Such indemnification will continue as to a person who has ceased to be a manager or officer and inures to the benefit of the heirs, executors and administrators of such a person.

(b) If a claim under paragraph (a) of this Section is not paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Delaware for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including its managers, independent legal counsel, or its members) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the laws of the State of Delaware nor an actual determination by the Company (including its managers, independent legal counsel, or its members) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

SIXTH:
Except as and to the extent the Company Agreement specifically provides otherwise, a member or manager shall not be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court. A manager shall not be personally liable to the Company or any of its members for any monetary damages for any act or omission in the manger's capacity as a manager except to the extent otherwise expressly provided by a statute of the State of Delaware. Any repeal or modification of this Section or the Company Agreement shall be prospective only, and shall not adversely affect any limitation of the personal liability of a manager or member of the Company at the time of the repeal or modification.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date set forth above.
/s/ Cynthia P. Hill_________________
Cynthia P. Hill, Organizer

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